Exhibit 15.3

April 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of UP Fintech Holding Limited for the year ended December 31, 2020, dated April 28, 2021, and have the following comments:

1.	We agree with the statements made in paragraph 2 and 3 of Item 16F, for which we have a basis on which to comment on, and we agree with, the disclosures.
2.	We have no basis on which to agree or disagree with the statements made in paragraph 1 and in paragraph 4 of Item 16F.

Yours truly,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China